Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 28, 2002 included in Inverness Medical Innovations, Inc.'s Form 10-K/A for the year ended December 31, 2001 and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP

Boston, Massachusetts

April 26, 2002